DENTSPLY INTERNATIONAL

                             Moderator: John Miles
                               October 22, 2003
                                  7:30 am CT


Operator:    Good morning.  My name is Jodi, and I will be your conference facilitator today.

             At this time I would like to welcome everyone to the DENTSPLY International Third Quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

             After the speakers' remarks there will be a question and answer period. If you would like to ask a question during that time, simply press Star then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key. Thank you.

             I would now like to turn the call over to Mr. John Miles, Chairman and CEO. Sir, you may begin your conference.

John Miles:  Thank you, Jodi.

             Good morning, everyone. And thank you for joining the DENTSPLY Third Quarter 2003 conference call.


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             My name is John Miles.  I'm DENTSPLY's Chairman and Chief
             Executive Officer. And with me this morning is Gary Kunkle, President and Chief Operating Officer, and Bret Wise, Senior Vice President and Chief Financial Officer.

             As is our usual format, I'll start by giving some overview comments concerning our third quarter results as well as our overall business. Bret will then go through a more detailed review of the P&L and balance sheet. And finally we'd collectively be pleased to answer any questions that you may have.

             Before starting I need to read our Safe Harbor statement. In accordance with the rules of the Securities and Exchange Commission information discussed during this conference call including the question and answer session will be part of an 8-K filing that will be made by the company after the call.

             To the extent that during this conference call any non-GAAP financial items are discussed the additional information required by the SEC about such non-GAAP matters will be available through our Website by going to DENTSPLY.com, then going to the investor relation section and clicking on the SEC filing link, which will then provide access to the 8-K filed for this conference call and further information about any non-GAAP items.

             The conference call may include forward-looking statements and, as such, are made in accordance with the Safe Harbor provisions of the Securities Litigation Reform Act. Forward-looking statements involve risks and uncertainties, which could materially affect the company's business and should be considered in conjunction with the risk factors and uncertainties described in the company's most recent Annual Report on Form 10-K.


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             I'm sure each of you have received a copy of our third quarter earnings announcement released yesterday after the market closed. I'm very pleased to report that DENTSPLY achieved both record sales and profits for the third quarter.

             Our reported sales for the third quarter were $400.4 million, a 9.4% increase over the year earlier period. On an ex-precious metals basis sales increased 9.1%. Diluted earnings per share were $.51, an increase of 13.3% over the year earlier quarter.

             The 9.1% sales gain ex-precious metals for the quarter broke out as follows: The dental-base business grew 4.1%, non-dental-base business was unfavorable .2%, currency exchange was favorable 5.1%, and acquisitions/divestitures net were favorable .1%.

             As first reported in our second quarter 2003 conference call sales of Cercon machines continued at a low level during the current quarter and were behind machine sales from the year earlier period. Of course, these machine sales represent a very low profit contribution.

             The reduction in Cercon machine sales masked some very solid achievements by our company in the quarter. Heavy equipment sales without Cercon units increased by strong double-digit levels while dental consumable sales in the United States and Europe combined increased by 6%, significantly faster than the overall market growth.

             Further good news is dentist prescriptions for Cercon crowns and bridges continued to increase rapidly and are partly responsible for the excellent dental consumables growth achieved during the quarter. Recent market research shows a continued shift by dentists from porcelain fused to metal to ceramic crowns and bridges. As the number of dentists who have prescribed a ceramic restoration have increased from 16% to 31% during the past year in the United States. Cercon prescriptions have increased five-fold during this period, yet sufficient capacity from installed Cercon machines is capable of supporting vastly larger future growth.

             Dental base business growth on an ex-precious metal basis broke out as follows on a geographical basis - in the United States 4.4% growth. Strong sales growth was again achieved by our GAC Orthodontics division led by increases in their In-Ovation-R self-ligating bracket and their Mystique clear bracket as well as by Tulsa Endodontics and their nickel-titanium endodontic files.

             Cercon prescriptions continued to increase sharply while sales of Cercon machines decreased as previously mentioned. The overall US dental laboratory market remained moderately down.

             Europe/CIS grew by 6.2%. European sales were led by extremely strong growth in dental implants and general dental consumables across all European countries.

             Asia had negative growth of 6.8%. Frankly this result was somewhat of a surprise as the SARS crisis is over and dental visits have returned to close to their historical levels. In analyzing what happened it appears this reflects an inventory adjustment by our Asian dealers. You may recall that in the first quarter of 2003 we reported growth of 17% in Asia despite the SARS crisis. In hindsight our dealers didn't adjust their ordering patterns rapidly enough to the SARS crisis and used the third quarter to reduce their inventories to normal levels.

             Latin America achieved positive growth of 2.8%. And our Latin American businesses continue to show modest growth led by Brazil, Chile, and Argentina.

             And the rest of the world grew 1.7%. Solid sales growth in Canada was offset by decreases in other parts of the world.

             Moving on to some business topics, on September 24th the DENTSPLY's Board of Directors announced a long planned management succession. I'll be retiring effective year-end 2003 but will remain as Chairman of the Board. Gary Kunkle, DENTSPLY's President and Chief Operating Officer will assume the responsibilities of Vice Chairman of the Board and Chief Executive Officer. Tom Whiting, currently Executive Vice President will become DENTSPLY's President and Chief Operating Officer.

             Gary, Tom, and I have worked together for years. And Gary and Tom are exceptional executives who are fully capable of leading our company forward in the future. My personal observation is that DENTSPLY has never had a stronger, more capable senior management team.


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             An update on the long-running Department of Justice case
             concerning US Artificial Teeth - on August 11th the district court judge hearing the case issued a ruling in favor of DENTSPLY. The 160-page opinion was meticulous and well reasoned. The US Department of Justice has filed an appeal with the Third Circuit Court of Appeals on October 15th. We remain confident that the appeals court will uphold the verdict of the district court.

             Work continued at a rapid pace at our new Sterile Filling plant just outside of Chicago. Phase one, which is the sterile portion of the plant construction, has been completed. Currently final validation of all systems and processes are underway. Media challenge tests commence later this month, and stability trials are scheduled to start the third week in November. Final approvals from various world regulatory bodies are targeted to be received from June 2004 through year-end of that year.

             Oraqix European regulatory approval targets remain the same as reported last quarter. Approval has been received from Sweden, our EC reference country, with other European country approvals expected throughout the first half of 2004.

             US FDA approval is anticipated by year-end 2003 with a mid-year 2004 launch as molds and automated assembly equipment for the FDA required packaging modification will have to be installed and validated before commencing sales.

             New product launches are creating excitement at DENTSPLY as several key new product launches, which include an electric handpiece, a new dental implant surface treatment, LED curing lights, and a significant broadening of the Preventive product line will occur between now and year-end.

             Let me conclude by reviewing our guidance for 2003. Last quarter we gave guidance in the $2.07 to $2.10 per share range without consideration of the one-time gain on PracticeWorks stocks and warrants, which will be realized in the fourth quarter. Today we are comfortable at the top end of this guidance range. Of course, it is possible that, if our business continues to perform strongly, that this guidance could, in fact, be exceeded.

             Before I turn the conference call over to Bret Wise, Gary Kunkle will update you concerning our new European logistics center initiative.

Gary Kunkle: Thank you, John, and good morning.

             Earlier this month we informed our third-party contractor that manages our European distribution center in Nimejen that we will be terminating our relationship with them. And during the fourth quarter, the current quarter, we'll be moving our distribution from their facility to our own DENTSPLY managed facility in Radolphzel, Germany, which is really near Konstanz where we have one of our largest manufacturing facilities in Europe.

             Just some rationale for the move - while we have seen reduced costs, and reduced inventories, and improved service levels at this Nimejen facility since we consolidated our European distribution operations there in 1999, we really feel that the probability of continued improvement towards our future improvement goals, at least at the pace that we expect, is questionable. So our conclusion is that these goals can be more effectively met and achieved under DENTSPLY's management.

             With that in mind the move will commence during the fourth quarter, and it should be completed during the first quarter of 2004. A one-time cost of approximately $1 million will be incurred in the fourth quarter. An additional $300,000 will be incurred in the first quarter of 2004. And that will be offset by a similar amount of savings in the balance of 2004. So the impact on 2004 is neutral. Beginning in 2004 we expect to realize a minimum of a $750,000 improvement in cost savings annually as we move forward.

             A one-time inventory build of approximately $8.5 million or four days will be necessary during the fourth quarter to ensure that we maintain adequate service levels during the transition. We finished the third quarter at 100 days, which was a 2-day improvement down from 102 days in the previous quarter. Even with the 4-day build for the transition we still expect to finish the year at approximately 102 days.

             This move is well planned. And we are confident that it will be executed with no disruption to service.

             So that gives you kind of a summary of the plan, some expectations of its cost and its benefits. So with that I'll turn the call over to Bret for a financial update.

Bret Wise:   All right.  Thank you, Gary; and good morning, everyone.  Thank you for joining us on our third quarter conference call. I have a few comments on earnings and cash flow for the quarter and then just a couple comments on changes in the balance sheet.

             So starting first with the P&L, as John mentioned, sales increased in the quarter by 9.4% and 9.1% without precious metals.

             Internal sales growth for dental was 4.1% and currency added 5.1% to sales without precious metals.

             Gross margin ex-precious metals were 54.1% compared to 55.2% in the 2002 quarter. The slightly lower margins this period were driven by a shift in mix, both geographical mix and product mix. We expect margins to increase somewhat going forward with the many new product launches planned for the fourth quarter, as John described earlier.

             SG&A as a percent of sales improved one full percentage point from 36.6% of sales excluding precious metals down to 35.6% of sales, again excluding precious metals.

             Operating margins ex-PM were 18.5% in the current quarter versus 18.9% in the prior year quarter. The 2002 quarter included a gain on an insurance settlement of approximately $780,000, which we show separately in the income statement on the restructuring line. Absent that gain the margin in 2003 would have been roughly the same as the margin in 2002.

             The third quarter is usually our lowest margins for the year due to vacation shutdowns that occur throughout Europe in August.
             And we would expect operating margins to improve somewhat here in the fourth quarter.

             Net interest and other expenses were $4.2 million compared to $9.3 million in the 2002 quarter. The current year includes $5.7 million of net interest expense, exchange gains of just under $1 million, and net other income of approximately $.5 million. In the prior year we had net interest expense of $6.6 million, exchange losses of close to $1 million, and net other losses of $1.5 million, the largest portion of which was a $1.2 million loss on the valuation of the PracticeWorks warrants in the 2002 quarter.

             Regarding PracticeWorks, the sale to Kodak closed in October.
             And accordingly we expect to receive our proceeds from the common stock and the warrants in the fourth quarter and anticipate recording a gain upon receipt of those proceeds of approximately $5.8 million pre-tax. Proceeds on the transaction should be approximately $23.5 million.

             The tax rate for the third quarter was 32.5%, which is the same rate as we had in the first half of 2003 but higher than the 31.1% reported in the third quarter of 2002.

             And as announced, net income of $41.3 million represents a 15.5% improvement over the prior year. And earnings per share of $.51represent a 13.3% improvement over the $.45 reported for the third quarter of 2002. And again the third quarter of 2002 included a $.01 per share gain from the insurance settlement that was previously mentioned. So obviously absent that gain in the prior year, the growth in earnings per share would have been higher than the 13.3% that you see in the earnings release.

             Turning to cash flows we had a very strong quarter for cash flow generation. And this is continuing a trend that's been present for all of 2003. Cash flow from operations was approximately $71 million in the quarter bringing the total cash flow from operations for the nine months to $167 million. This is a 65% increase over the $101 million in cash flows from operations that we reported for the nine months ended September 2002.

             CAPEX for the nine months in 2003 is $55 million. That's bringing free cash flow, which we define as operating cash flow less CAPEX, to $112 million through the first nine months of 2003.

             Depreciation and amortization for the quarter was $11.9 million, and that brings the total for the year to $36.9 million.

             During the third quarter we used free cash flow to repay approximately $47 million in principle amount of debt. And in addition to that we grew our cash balances by $10 million.

             At the end of September we had $91 million in cash and reported debt of $806 million of which $23 million is reported in current liabilities.

             Our net debt to total capitalization ratio now stands at 37.8% reflecting the reported debt of $806 less the cash of $91 million and less the value of our currency and interest rate swaps of $86 million, which is reported in other current assets on the balance sheet. As we said before, our target range for this ratio is 35 to 40%. And we're very pleased to be back within that range having started out in the high 50s following a series of acquisitions in 2001. So in less than two years that ratio has improved by just about 20 percentage points.

             For the rest of the year we see continued strong cash flow during the fourth quarter. Looking at uses of cash, as we've discussed before, we're working towards completion of the Pharma plant in Chicago by mid-year 2004. We're trying to accelerate work on that plant to the extent possible. Accordingly we expect capital expenditures for all of 2003 to range between $75 and $80 million. And for 2004 at this point on a preliminary basis we expect approximately $65 million of capital expenditures. Following the completion of the Pharma plant we would expect our annual CAPEX to return closer to historical levels of $55 to $60 million annually.

             Other potential uses of cash in the fourth quarter include $20 million of borrowings that we have in Japanese yen, which mature in December. Earlier in the year we said we might roll that over, but with our cash position that we have today we expect now to retire that upon maturity late in the fourth quarter.

             We're also anticipating later this year the approval of Oraqix, which will trigger the final $16 million payment to AstraZeneca. This is the last piece of that acquisition. And I guess at this point we would expect that payment will most likely come in the first quarter of 2004.

             We're also currently in arbitration with Degussa to resolve a potential purchase price adjustment of up to $10 million. This is also the last potential item on the Degussa transaction. And that could potentially be resolved in the fourth quarter and, if not, probably some time early in 2004.

             Offsetting these potential uses of cash, we do expect to receive $23.5 million in proceeds from our common equity holdings and the warrants we have in PracticeWorks. So given these circumstances and our strong cash flow and the much improved capital structure that we have today we're generally expecting to allocate approximately half of our cash flow to acquisitions and half to further strengthening the balance sheet in the near term.

             Looking at changes in the balance sheet, year-to-date currency, which is primarily the strength of the Euro, the yen, and the Swiss franc, has increased the dollar amount of our reported debt by $84 million year-to-date. Offsetting that we've actually repaid approximately $52 million of debt from free cash flow, bringing the net increase in reported debt including the piece that's in the current liabilities to $32 million for the year.
             And again, that increase is due entirely to the weakening of the US dollar versus the currencies, which our debt is denominated in.

             Currency has also affected various other accounts on the balance sheet this year. Year-to-date goodwill has increased by $55 million. That's due almost entirely to the currency translation. And likewise our equity has increased $199 million this year, of which $67 million is due to currency translation.

             As a final point, we've been focusing on the continuing efforts to reduce our inventories this year, which have declined by two days this quarter versus the second quarter and now stand at 100 days. As Gary mentioned, we see a modest increase in this measure at year-end due to the transfer of the European logistics center after which we plan to get back on track in reducing inventories.

             That concludes our prepared remarks. I'd like to thank you for your interest in DENTSPLY and listening in this morning. And I'd like now to turn the call back over to the operator for questions. Thank you.

Operator:    At this time I would like to remind everyone in order to ask a question please press Star then the Number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

             Your first question comes from Frank Pinkerton from Bank of America Securities.

Frank Pinkerton:     Hi.  Thanks for taking the question.  I guess my question
             is in Europe you mentioned some things that drove the sales there. You didn't mention the timing of the equipment launch or kind of equipment sales in Europe.

             Could you go through the timing of I guess the launch that you mentioned in the second quarter and what that did for your sales in Europe?

John Miles:  Yes.  The 6.2% was the growth in Europe.  It actually was driven by consumables, not equipment - equipment including Cercon units, Frank.

             The item that you're talking about is the Orthoralix-9200 DDE, which we showed at the IDS, took orders, and didn't ship until the third quarter. And although that was a positive impact in the third quarter, we ended the quarter with a significant backlog because that unit is only manufactured at our plant in Italy. And, of course, they don't work in the month of August. So we frankly didn't have enough manufacturing capacity to clear all the orders. And we will be clearing them all during the fourth quarter.

Frank Pinkerton:     Thank you.  And then also I guess further updating on
             Asia, do you expect for any other, I guess, inventory adjustments in the channel there? Or is that a market that should be, I guess, a little more consistent from a revenue standpoint going forward? Thank you.

John Miles:  I expect positive growth in the fourth quarter in Asia.

Frank Pinkerton:     Thank you.

John Miles:  Thank you, Frank.

Operator:    Your next question comes from Jeff Gates from Gates Capital
             Management.

Dax Vlassis: Yeah, this is actually Dax Vlassis.  I've got a question for
             Bret. Bret, can you review the $806 million in debt, you know, focusing on the revolver balance as well as the amount shown on the Euro bonds?

Bret Wise:   Sure, I'd be glad to do that.  The Euro bonds, you know, it's 350 million Euros at face value. And, you know, at today's exchange rate - let's call it 1.16 - that's about $406 million face amount of debt.

             In addition to that we have about $200 million drawn on the revolver that's in either Japanese yen or Swiss francs. And the rest of the borrowings are private placements in either Japanese yen or Swiss francs.

Dax Vlassis: Did some of the private placements come due this year?  And do you have - I guess the rest of the maturities would be - the $23 million in current would be the private placements?

Bret Wise:   The $23 million in current is the private placement coming due this year. Next year we have the same amount coming due again in the fourth quarter. And then in early 2005 we have I think it's about $65 million of other private placements coming due.

Dax Vlassis: Right.  And you talked about use of free cash flow for both acquisition and paying down debt. Can you talk about the current pipeline for acquisitions? Thanks.

John Miles:  Maybe I'll try and answer that one for you.  You know that our industry remains highly fragmented. And we have signaled our intent to aggressively pursue acquisitions. And I guess all I can add to that is we continue to engage in numerous discussions. And I believe that ultimately that will lead to further acquisitions hopefully sooner rather than later.

Operator:    Your next question comes from Derek Leckow from Barrington
             Research.

Derek Leckow:   Yeah, good morning, and congratulations on a nice quarter.

John Miles:  Thank you, Derek.

Derek Leckow:   I've got a question here on the internal growth rate.  John, you gave us some statistics there on consumables versus equipment. I believe you said 6% overall. Could you give us that on a geographic basis as well?

John Miles:  No, we don't break that out.  What I said was in total the dental-base business grew 4.1%, Derek.

Derek Leckow:   Okay.

John Miles:  Non-dental was negative .2%.  Exchange was favorable 5.1%.  And acquisitions/divestitures was basically nothing.

             What happened is our heavy equipment grew at very strong double-digit levels. It was very strong in the quarter. But it doesn't come across as very strong because that growth was really offset by a decrease in the Cercon unit sales this quarter versus the year previous. And what I indicated on consumables is that in the United States and Europe combined they grew 6%. And I would submit that's clearly in excess of market growth for those two regions combined.

Derek Leckow:   Okay.  And then just what was the equipment figure then, if you exclude the Cercon machines?

John Miles:  Yeah, I'm not really willing to do that because I don't want to help my competitors any more than I have to.

             You can believe that heavy equipment was a very strong double-digit.

Derek Leckow:   Okay, good enough.  Thanks.

John Miles:  Maybe that'll help you with the math.

Derek Leckow:   Yeah.  The second question I have is regarding your cost of goods sold. It seems to have risen here at a faster rate than sales growth. What were some of the drivers in that figure?

Bret Wise:   Derek, it's Bret Wise.  The change from quarter-to-quarter 2002 to 2003 we saw about a 1-point drop in gross margins. And that's driven more by the mix of business both geographically, the regions they were coming in, and the product mix within those regions rather than a increase in cost in any one particular product. It's really a product mix both geographic and the actual product that's caused that 1% drop in gross margins.

Derek Leckow:   Okay.

John Miles:  Yeah, maybe the other thing I'd add is you know that we're today launching numerous new products and that new product launches are how you improve gross margin as a percent of sales. And it just turns out this year that the new products are coming in the fourth quarter as compared to evenly throughout the year.

Derek Leckow:   So on the whole then we should be expecting a nice increase for '03 versus '02 on that?

John Miles:  We would expect gross margin as a percent of sales will increase in the fourth quarter, yes.

Derek Leckow:   Then a question on your interest expense assumption for the fourth quarter - thanks for all the color you've given on the debt. Would that figure look similar to what you had in the third quarter?

Bret Wise:   It'll probably look slightly lower because the repayment of the
             $47 million in debt that we repaid was at the beginning of September. So we only had the benefit of that for one month out of the quarter. That difference is not as big as you might think because the amount of money we earn on cash is not terribly different from the amount of interest we pay on the debt at this point.

Derek Leckow:   Okay.

Bret Wise:   But there'll be a modest drop in net interest expense I would think in the fourth quarter.

Derek Leckow:   Okay great.  And then just a question on the Department of
             Justice case - maybe you could give us some more color there as to what the Department of Justice - what is their key argument here as to why the district court got it wrong?

John Miles:  I need to be careful what I say I guess about the Department of
             Justice. I think that they're still thinking about that. And frankly, they had to file an appeal in order to hold the appeal date open. In other words, had they not filed - they filed on the very last day, Derek.

Derek Leckow:   Okay.

John Miles:  And what that does is it preserves their right of appeal.  And they don't really have to say anything ultimately until the Third District Court comes to everybody and says now we want to really get going on this case. So we're not really sure what the basis of their appeal is. And I guess we'll learn that when time goes forward.

Derek Leckow:   And is it fair to say that at this point your legal costs
             associated with that case have declined as a result of completing the trial and so forth?

John Miles:  Oh yeah, yeah, and even the appeal.  I mean, you know, in an appeals court there'll be no more testimony. It's in essence legal theory arguments. So there won't be lots of witnesses and lots of lawyers examining and cross-examining them. So the cost of an appeal is significantly less than the cost of a case, which, of course, over - what - the eight years that this has been going on, was very high.

Derek Leckow:   Right.

John Miles:  But we're basically at the end of the road.  We were really happy. You know, the District Court's opinion was 160-page document. So this was not some sort of flip answer. This was a really meticulous well-reasoned answer. And I think that's going to cause the Department of Justice lots of heartache at the appeals level.

Derek Leckow:   Okay.  And it looks like you've allocated some funds here for acquisitions in the near-term. In the event that those don't materialize, do you have plans to acquire your own shares?

John Miles:  I guess we'd have to make a decision.  We today don't have an authorization from the Board to repurchase shares. But frankly that probably could be obtained pretty easily. It would be a choice between paying down the debt or rebuying shares.

             You know that in September we increased the dividend. And I wouldn't look for that to change for at least another year. So the choice will be buy back shares or pay down debt in the event that there were no acquisitions. But I have to tell you, you know, strategic profitable acquisitions absolutely will be our first choice as to how to use this cash flow.

Derek Leckow:   Okay.  Thank you very much.

Operator:    Your next question comes from Alan Mitrani from Cooper Beech
             Capital.

Alan Mitrani:   Hi.  It's Copper Beech Capital.  Thank you.  Good job.

             Can you talk a bit about how much of your sales went through distribution versus how much did not go through distribution, how much went direct?

John Miles:  I have to be honest with you.  We don't even calculate that, at least not on a quarterly basis. On a rough basis we've indicated that about 40% of our sales worldwide are direct to the dentist, and about 60% goes through distribution. And what really determines that is the technical complexity of the product. The more technically complex the product, the more likely it is to be sold direct. Dental implants is an example where you have a lot of clinical discussions with the oral surgeon, as the product is sold direct. My guess without having any statistics is that ratio doesn't change much quarter-to-quarter.

Alan Mitrani:   Okay.  The reason I'm wondering - thank you.  That's helpful.
             And partly why I'm asking is also just wondering some of the dental distributors seem to be making a push towards the end of the year to get dentists who seem to be doing okay at least in the US and Europe to spend money and to highlight new products. I'm just wondering if the dental distributor channel saw greater sales volume or greater taking of share as opposed to the direct channel for you this quarter?

John Miles:  I really wouldn't know that.  I mean, we'll see when Patterson and Schein report their most recent quarter how they performed. I really don't know the answer to that question.

Alan Mitrani:   Okay.

John Miles:  My guess is I don't think so.

Alan Mitrani:   Okay.  That's fair.  Thank you.  I appreciate that.

Operator:    Again I would like to remind everyone in order to ask a question please press Star then the Number 1 on your telephone keypad.
             We'll pause again for just a moment to compile the Q&A roster.

             Your next question comes from Suey Wong from Robert Baird.

Suey Wong:   Thank you.  You guys have a lot of new products coming out in the fourth quarter. Which ones do you believe have the highest potential?

John Miles:  I tried to kind of outline them in the announcement, Suey.
             Certainly the new electric handpiece is an important new product for us. We'll be launching at least two LED lights. That clearly is a significant market segment that today we're not competing in and I would say Sybron with their Dermatron light is controlling. I guess I would say that, although each individual product isn't that large, there's a whole slew of new products to increase our output in the preventive area in terms of fluoride foams, fluoride varnishes, fluoride rinse, different flavors of NUPRO paste. You know about our disposable prophy angle launch, Revolve, and also several new ultrasonic inserts. So there's a whole slew of them. And I'd say the other kind of key new product is the new surface treatment for our dental implant systems, which is really where the marketing wars are being waged in terms of dental implants these days.

             And, you know, all of these, you know, will be rolling out over the fourth quarter. The majority of them will at least be previewed at the ADA, which is the big dental meeting coming up this weekend. And we'll see sales as we go through the quarter. Certainly all of them will provide a platform for growth in 2004.

Suey Wong:   Good.  One last question here - what is the EPS impact from
             PracticeWorks for the fourth quarter?

John Miles:  Well we said it was $5.8 million pre-tax.  I see Bret is working on it.

Bret Wise:   It'd be about $.05 a share - between $.045 and $.05 a share probably.

Suey Wong:   Great.  Okay, thank you.

John Miles:  You're welcome.

Operator:    Your next question comes from Chris Arndt from Select Equity
             Group.

Chris Arndt: My question was answered.  Thank you.

Operator:    Thank you.

             Your next question comes from Walter Landauer from Landauer Capital Management.

Walter Landauer:     Thanks for the good report.  I'd like to get some color
             on how the China and India geographic entity has fared in this quarter. I recall that there was - the growth in Asia was very material in the prior year.

John Miles:  Yeah.  Well obviously our growth in the third quarter in the
             Asian region was a disappointment to us because it was negative 6.8%. Historically the Asian markets have been growing for us about 15% positive.

             In the first and second quarter of this year the dental demand was sharply reduced because of the SARS crisis. But as I indicated in my comments, in the first quarter of this year we reported sales growth in Asia of 17%. So clearly our dealers, who in that region of the world place orders well in advance, didn't anticipate the impact of SARS. And we enjoyed good growth. But, in fact, during that first quarter dental visits were decreasing rapidly. And they clearly ended up with stronger inventory positions than they wish to carry and in the third quarter in essence burned those inventory positions down. So the SARS crisis at this point is over. And as long as there's no new outbreaks, I guess it's under control. And we would expect positive growth to commence in Asia in this fourth quarter.

             I mean, a lot of India and China is really about the future. And while the markets are important, the markets are still small in terms of world dental demand.

Walter Landauer:     Is that outlook that it would likely increase that there
             would be a material increase expected for next year in China and India, or is this not foreseeable with that kind of precision?

John Miles:  Well I don't know if I'd say an explosive increase.  What I would expect in 2004 is that the Asian region will go back to the types of growth levels that it was enjoying pre-SARS. So I would say strong double-digit growth should be expected, which clearly is an improvement over what we will have achieved in 2003. But I don't expect that it will double, or triple, or any of those things just because of the numbers of people that live in those countries. It's further away than that.

Walter Landauer:     I'd like to have a follow-on question on the China
             situation. Is there - there's no likelihood that the competition from - that there will be significant competition from Chinese companies that the Chinese government probably regards this as not worth making a great fuss about. And the Chinese are very nationalistic in their policies in the past. But now with joining the International Trade.

John Miles:  Yeah.  There are today, Walter, very limited local Chinese dental manufacturing competitors. And frankly the products that they make, while they sell at very low pricing, are really quite inferior from a quality standpoint.

             You know that we have our own manufacturing facilities in China, and in essence use Western technology in our plants, and make significantly higher quality products. But, of course, we use all Chinese management and labor. So we're able to compete price wise in the country, not at the absolute bottom end, but at the end where at a reasonable price people are willing to pay for strong quality output.

Walter Landauer:     Also a comment was made I think in the last part of the
             conference call that the new panoramic digital X-ray system was anticipated, and that was supposed to make it understandable that we didn't get quite the sales we might have expected otherwise. And my question is whether this period is over and we would - if we can expect increased sales?

John Miles:  Yeah, what I indicated is that we ended the - that unit, by the way, is only manufactured in our plant in Italy. And we ended the third quarter still with a significant backlog back order on that new unit because, of course, in the month of August the plant is shut down for Italian holidays. So we didn't have enough manufacturing capacity in the third quarter to clear the orders.

Walter Landauer:     I see.

John Miles:  But we will have enough manufacturing capacity in the fourth quarter to not only clear the backlog but to service the new incoming orders that we will receive. So we made headway, but it would be fully resolved in the fourth quarter.

Walter Landauer:     Do you keep any figure on the total backlog in the
             quarter, that is all products?

John Miles:  No, really we don't do that because generally back orders are really very low. We ship basically without back orders, and we ship as soon as the order comes in. So this particular unit is kind of a unique thing.

Walter Landauer:     I see.  Thank you very much.

John Miles:  Thank you, Walter.

Operator:    Your next question comes from Greg Halter from LJR Great Lakes
             Review.

Greg Halter: Good morning, guys - very good quarter.

John Miles:  Thanks.

Greg Halter: John, I wonder if you could repeat the growth in the rest of the world.  I missed that figure.

John Miles:  Yes, sir.  I sure can , 1.7%.  And my comment was that we had solid growth in Canada that was offset by decreases in other parts of the world.

Greg Halter: Okay.  My second question is regarding the inventory build in
             Europe. The dollar amount there. And I think you said four days, if I'm not mistaken.

Gary Kunkle: It was $8.5 million, which is equivalent to four days across the company.

Greg Halter: Okay.  And you would expect that to revert back to more normal figures after the quarter?

Gary Kunkle: After the first quarter - we will be burning that off primarily during the first quarter. So you probably aren't going to see any inventory improvement in the first quarter. And then following that, when the transition is completed, we will renew our efforts to try to reduce inventories around the world.

Greg Halter: Okay, great.  Thank you.

Operator:    There are no further questions at this time.

John Miles:  Then to conclude our comments, thank you very much for your support and interest in our company. And thank you for tuning in today. We'll talk to you soon.

Operator:    This concludes today's DENTSPLY International Third Quarter
             Earnings Release conference call.  You may now disconnect.


                                      END